Exhibit (d)(5)(ii)

Execution Copy

AMENDMENT NO 2

TO THE

EQUITY FINANCING COMMITMENT LETTER

THIS AMENDMENT NO. 2 TO THE EQUITY FINANCING COMMITMENT LETTER, dated as of September 23, 2013 (this “Amendment”), is entered into by and among Denali Holding Inc., a Delaware corporation (“Parent”), Silver Lake Partners III, L.P., a Delaware limited partnership, and Silver Lake Partners IV, L.P., a Delaware limited partnership (collectively, the “Equity Investors”). Capitalized terms used but not defined elsewhere in this Agreement shall have the meanings ascribed to them in the Equity Financing Commitment Letter, dated as of February 5, 2013, as amended on August 2, 2013, by and between Parent and the Equity Investors (the “Equity Financing Commitment Letter”).

RECITALS

WHEREAS, the parties desire to amend the Equity Financing Commitment Letter so as to permit the funding of a portion of the Equity Investors’ Equity Investor Commitment prior to the consummation of the merger;

WHEREAS, the parties further desire to amend the Equity Financing Commitment Letter to increase the amount of the Equity Investors’ Equity Investor Commitment so as to permit a pro rata reduction of the Debt Financing Commitments (as defined in the Merger Agreement);

WHEREAS, consistent with the terms of the Interim Investors Agreement, dated as of February 5, 2013, as amended on August 2, 2013, by and among the MD Investors (as defined therein), the Equity Investors, the MSDC Investor (as defined therein), and with respect to certain matters, the Michael S. Dell 2009 Gift Trust and the Susan L. Dell 2009 Gift Trust, Mr. Dell and the Equity Investors have given the necessary approvals to cause Parent to enter into this Amendment;

WHEREAS, Parent has entered into that certain Letter Agreement regarding the Funding of First Lien Notes into Escrow, dated as of September 23, 2013, between and among Parent, the MD Investors, the MSDC Investor and the Equity Investors; and

WHEREAS, the parties have agreed to amend the Equity Financing Commitment Letter as provided in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Parent Parties agree as follows:

1. Amendment of Section 1. The following language is hereby added at the end of Section 1:

“Notwithstanding anything herein to the contrary, (X) the Equity Investor Commitment may be satisfied in cash or by the transfer or contribution, directly or indirectly, of Shares by any co-investor or equity investor of the Equity Investors in compliance with Section 5.13 of the Merger Agreement to Parent or its Subsidiaries prior to the Closing, in which case, the portion of the Equity Investor Commitment so satisfied by the transfer or contribution of Shares shall be calculated as the product of (x) the number of Shares transferred or contributed, directly or indirectly, to Parent or its Subsidiaries prior to the Closing and (y) $13.75 and (Y) the Equity Investors’ Pre-Closing Funded Amount (as defined in the Letter Agreement regarding the Funding of First Lien Notes into Escrow, dated as of September 23, 2013, between and among Parent, the MD Investors, the MSDC Investor and the Equity Investors (the “Letter Agreement”)) previously funded by the Equity Investors to Parent (or its designee) pursuant to, and in accordance with, the Letter Agreement shall be, on a dollar-for-dollar basis, credited against, and shall be deemed partial satisfaction of, the Equity Investor Commitment hereunder.”

2. Increase of Equity Investor Commitment if Debt Financing Commitments Reduced. Notwithstanding anything in the Equity Financing Commitment Letter, including Schedule A, to the contrary, each of the Equity Investor’s respective Equity Investor Commitment shall be increased on a dollar-for-dollar basis by an amount equal to such Equity Investor’s Funding Percentage of the aggregate reduction of the amount of the Debt Financing Commitments prior to the Closing, which Funding Percentage is set forth on Annex A to the Letter Agreement, if and to the extent that there is a reduction of the aggregate amount of the Debt Financing Commitments prior to the Closing (which aggregate reduction shall not exceed $150,000,000.00 in the aggregate); provided, that the increase of either Equity Investor’s Equity Investor Commitment shall not exceed such Equity Investor’s Funding Percentage multiplied by $150,000,000.00.

3. No Further Amendment. Except as amended hereby, the Equity Financing Commitment Letter shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

EQUITY INVESTORS:

SILVER LAKE PARTNERS III, L.P.

By:	Silver Lake Technology Associates III, L.P., its general partner

By:	SLTA III (GP), L.L.C., its general partner

By:	Silver Lake Group, L.L.C., its managing member

By:	/s/ James Davidson
	Name:	James Davidson
	Title:	Managing Director

SILVER LAKE PARTNERS IV, L.P.

By:	Silver Lake Technology Associates IV, L.P., its general partner

By:	SLTA IV (GP), L.L.C., its general partner

By:	Silver Lake Group, L.L.C., its managing member

By:	/s/ James Davidson
	Name:	James Davidson
	Title:	Managing Director

[Signature Page to Amended Equity Financing Commitment Letter (SLP)]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

PARENT:

DENALI HOLDING INC.

By:	/s/ Egon Durban
	Name:	Egon Durban
	Title:	President

[Signature Page to Amended Equity Financing Commitment Letter (SLP)]